TRIMBLE NAVIGATION LIMITED
                                  EXHIBIT 11.1

                 Computation of Earnings (Loss) Per Common Share
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                                                                 Three Months Ended                  Nine Months Ended
                                                                    September 30,                     September 30,
                                                               1997              1996             1997             1996
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(In thousands, except per share data)
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PRIMARY EARNINGS (LOSS) PER COMMON SHARE

 Computation of common and common
   equivalent shares outstanding:
     Common stock outstanding                                     22,364            22,029            22,170           21,833
     Common stock options                                            642                 -               405                -
     Common stock warrants                                           157                 -               109                -
                                                          ---------------   ---------------  ---------------- ----------------
 Total weighted average common
    and dilutive common equivalent shares outstanding             23,163            22,029            22,684           21,833
                                                          ===============   ===============  ================ ================


 Net income (loss)                                               $ 1,592          $ (8,834)          $ 6,886        $ (12,565)
                                                          ===============   ===============  ================ ================


 Primary earnings (loss) per share                                $ 0.07           $ (0.40)           $ 0.30          $ (0.58)
                                                          ===============   ===============  ================ ================


FULLY DILUTED EARNINGS (LOSS) PER COMMON SHARE

 Computation of common and common
   equivalent shares outstanding:
     Common stock outstanding                                     22,364            22,029            22,170           21,833
     Common stock options                                            802                 -               845                -
     Common stock warrants                                           177                 -               177                -
                                                          ---------------   ---------------  ---------------- ----------------
 Total weighted average common
    and dilutive common equivalent shares outstanding             23,343            22,029            23,192           21,833
                                                          ===============   ===============  ================ ================


 Net income (loss)                                               $ 1,592          $ (8,834)          $ 6,886        $ (12,565)
                                                          ===============   ===============  ================ ================


 Fully diluted earnings (loss) per share                          $ 0.07           $ (0.40)           $ 0.30          $ (0.58)
                                                          ===============   ===============  ================ ================
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